Filed with the Securities and Exchange Commission Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121039


PROSPECTUS
                               GASCO ENERGY, INC.
                                   $65,000,000
                     5.50% Convertible Senior Notes due 2011



         This prospectus relates to the offering for resale of our 5.50% Convertible Senior Notes due 2011 and the shares of our common stock issuable upon conversion of the notes. The notes were first offered and issued on October 20, 2004 to qualified institutional buyers, as defined in, and in reliance on, Rule 144A under the Securities Act of 1933, as amended, or in transactions exempt from, or not subject to, the registration requirements of the Securities Act, through J.P. Morgan Securities Inc. and First Albany Capital Inc., as initial purchasers. This prospectus will be used by selling securityholders to resell their notes and shares of our common stock issuable upon conversion of their notes. We will not receive any proceeds from sales by the selling securityholders.

The notes mature on October 5, 2011. Interest accrues from October 20, 2004. Prior to October 10, 2009, the notes are not redeemable at our option. Beginning on October 10, 2009, we may redeem the notes in whole or in part at any time at a redemption price equal to 100 percent of the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the notes to but not including the redemption date, if the closing price of our common stock has exceeded 130 percent of the conversion price for at least 20 trading days in any consecutive 30 trading day period.

The notes are convertible, at the option of the holder, at any time at or prior to maturity into shares of our common stock. The notes are initially convertible at a conversion price of $4.00 per share, which is equal to a conversion rate of 250 shares of common stock per $1,000 principal amount of notes, subject to adjustment. On January 10, 2005, the closing price of our common stock as reported on the American Stock Exchange was $3.75 per share.

The notes are our unsecured (except as described below) and unsubordinated obligations and rank on a parity (except as described below) in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. In addition, the notes will effectively rank junior to any future secured indebtedness we may incur and junior to our subsidiaries' liabilities.

     We have pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments on the notes.

         Our common stock began trading on the American Stock Exchange under the symbol "GSX" on December 6, 2004. Prior to such time our common stock was traded on the Over-the-Counter Bulletin Board under the symbol "GASE.OB"

     Investing in the notes involves risks. "Risk Factors" begin on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         January 11, 2005

                                TABLE OF CONTENTS

Cautionary Statement About Forward-Looking Statements.........................ii
Prospectus Summary.............................................................1
The Offering...................................................................2
Risk Factors...................................................................5
Use Of Proceeds...............................................................17
Ratio of Earnings to Fixed Charges............................................17
Price Range of Common Stock and Dividend Policy...............................18
Description of The Notes......................................................19
Description of Capital Stock..................................................36
Certain United States Federal Tax Considerations..............................40
Selling Securityholders.......................................................47
Plan of Distribution..........................................................50
Legal Matters.................................................................52
Experts.......................................................................52
Where You Can Find More Information...........................................52

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases a prospectus supplement, containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. You should rely only on the information incorporated by reference or contained in this prospectus or the prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus, contains forward-looking statements within the meanings of Section 27A of the Securities Act of 1933. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe" or "continue" or the negative thereof or similar terminology. They include statements regarding our:

     o    financial position;

     o    business strategy;

     o    budgets;

     o    amount, nature and timing of capital expenditures;

     o    estimated reserves of natural gas and oil;

     o    drilling of wells;

     o    acquisition and development of oil and gas properties;

     o    timing and amount of future production of natural gas and oil;

     o    operating costs and other expenses; and

     o    cash flow and anticipated liquidity.

         Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under "Risk Factors" and include:

     o    our ability to generate sufficient cash flow to operate;

     o    the lack of liquidity of our common stock;

     o    the risks associated with exploration;

     o    natural gas and oil price volatility;

     o    the fluctuation in the demand for natural gas and oil;

     o uncertainties in the projection of future rates of production and timing of development expenditures;

     o    operating hazards attendant to the natural gas and oil business;

     o    downhole   drilling  and  completion  risks  that  are  generally  not recoverable from third parties or insurance;

     o potential mechanical failure or under-performance of significant wells;

     o    climatic conditions;

     o    availability and cost of material and equipment;

     o    delays in anticipated start-up dates;

     o    actions or inactions of third-party operators of our properties;

     o    our ability to find and retain skilled personnel;

     o    availability of capital;

     o    the strength and financial resources of our competitors;

     o    regulatory developments;

     o    environmental risks; and

     o    general economic conditions.

         Any of the factors listed above and other factors contained in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations.

         When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

                               PROSPECTUS SUMMARY


         This summary highlights selected information from this prospectus and the information incorporated herein by reference, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus and the information incorporated in this prospectus in their entirety before making an investment decision.


Our Business

         We are a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Our principal business strategy is to enhance stockholder value by using technologies new to a specific area to generate and develop high-potential exploitation resources in this area. Our principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of the properties subject to these leases. We are currently focusing our drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde and Blackhawk formations. As of September 30, 2004, the Company held working interests in 243,135 gross acres (125,772 net acres) located in Utah, Wyoming and California. As of December 31, 2004, we held an interest in 21 gross producing gas wells (7.1 wells, net to our interest) located on these properties.

         Our capital budget for fiscal year 2004 was approximately $13 million for the drilling, completion and pipeline connection of wells in the Riverbend Project. In connection with our exploitation efforts, we have entered into agreements with third party service providers and investors who contribute approximately 70% of the cost of developing designated wells. During the twelve months ended December 31, 2004, we spudded twelve wells in the Riverbend area, nine of which are currently producing. Two of the twelve wells are awaiting completion and one well is currently being drilled. We increased our drilling activities in the Riverbend area in April 2004 by adding a second drilling rig and we recently added a third drilling rig, which began drilling operations during December 2004.


         Additional information concerning Gasco is included in reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information." Prospective investors should also carefully consider the matters set forth under the caption "Risk Factors," as well as the other information set forth in this prospectus. One or more of these matters could negatively affect our ability to successfully implement our business strategy.


Our Executive Offices


         Our principal executive offices are located at 14 Inverness Drive East, Building H, Suite 236, Englewood, Colorado 80112, and our telephone number is
(303) 483-0044. Our website is located at www.gascoenergy.com. Information contained in our website is not part of this prospectus.

                                  THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled "Description of the notes." For purposes of the description of the notes included in this prospectus, references to the "Company," "Issuer," "us," "we" and "our" refer only to Gasco Energy, Inc. and do not include our subsidiaries.

Issuer..................................   Gasco Energy, Inc.
Notes offered...........................   $65.0 million principal amount of
                                           5.50% Convertible Senior Notes due
                                           2011
Maturity................................   October 5, 2011.
Interest................................   The notes bear interest at 5.50% per
                                           annum on the principal amount,
                                           payable  semiannually  on April 5 and
                                           October 5 and at maturity,  beginning
                                           on April 5, 2005.
Conversion rights.......................   The notes are convertible, at the
                                           option of the holder, at any time at
                                           or prior to maturity, into shares of
                                           our common stock at an initial
                                           conversion price of $4.00 per share,
                                           which is equal to a conversion rate
                                           of 250 shares of our common stock per
                                           $1,000 principal amount of notes.
                                           The conversion rate is subject to
                                           adjustment. See "Description of the
                                           Notes - Conversion rights."
Security................................   We purchased and pledged to the
                                           trustee under the indenture, as
                                           security for the exclusive benefit of
                                           the holders of the notes,
                                           approximately $10.3 million of U.S.
                                           government securities, which will be
                                           sufficient upon receipt of scheduled
                                           principal and interest payments
                                           thereon, to provide for the payment
                                           in full of the first six scheduled
                                           interest payments due on the notes.
                                           The notes will not otherwise be
                                           secured.  See "Description of the
                                           Notes - Security."
Ranking.................................   The notes are unsecured (except as
                                           described above under "Security") and
                                           unsubordinated and:

          o rank on a parity (except as described above under "Security") in right of payment with all of our existing and future senior and unsecured debt;o

          o    rank senior to any of our future subordinated debt;o

          o are effectively subordinated to any of our secured debt or other obligations to the extent of the value of the assets securing such debt or other obligations; ando

          o are effectively subordinated to all liabilities and preferred stock of our subsidiaries.

                                           See   "Description  of  the  Notes  -
                                           Ranking." As of December 3, 2004,  we
                                           had   no   secured    or    unsecured
                                           indebtedness   or  preferred   stock,
                                           other than 2,255 shares of our Series
                                           B   Preferred   Stock    outstanding,
                                           entitled to a liquidation  preference
                                           of approximately $1.0 million.
Provisional redemption..................   Prior to October 10, 2009, the notes
                                           will not be redeemable at our option.
                                           Beginning on October 10, 2009, we may
                                           redeem the notes in whole or in part
                                           for cash at any time at a redemption
                                           price equal to 100 percent of the
                                           principal amount of the notes plus
                                           any accrued and unpaid interest and
                                           liquidated damages, if any, on the
                                           notes to but not including the
                                           redemption date, if the closing price
                                           of the common stock has exceeded 130
                                           percent of the conversion price for
                                           at least 20 trading days in any
                                           consecutive 30 trading day period.

                                           In  addition,   if  on  any  interest
                                           payment date occurring  after October
                                           10,  2009,  the  aggregate  principal
                                           amount  of the notes  outstanding  is
                                           less than 15 percent of the aggregate
                                           principal amount of notes outstanding
                                           at issuance, we may redeem the notes,
                                           in  whole  but  not  in  part,  at  a
                                           redemption price equal to 100 percent
                                           of the principal  amount of the notes
                                           plus any accrued and unpaid  interest
                                           and  liquidated  damages,  if any, on
                                           the  notes to but not  including  the
                                           redemption date.

                                           The "conversion  price" as of any day
                                           will  equal  $1,000  divided  by  the
                                           conversion  rate.  If we  redeem  the
                                           notes,  we will  make  an  additional
                                           payment  equal to the total  value of
                                           the aggregate  amount of the interest
                                           otherwise  payable  on the notes from
                                           the last day through  which  interest
                                           was  paid on the  notes  through  the
                                           redemption  date.  We must make these
                                           payments  on  all  notes  called  for
                                           redemption, including notes converted
                                           after the date we mailed the notice.
Change of control.......................   Upon a change of control event (as
                                           defined in the indenture governing
                                           the notes), each holder of the notes
                                           may require us to repurchase some or
                                           all of its notes at a repurchase
                                           price equal to 100 percent of the
                                           aggregate principal amount of the
                                           notes plus accrued and unpaid
                                           interest and liquidated damages, if
                                           any, to but not including the date of
                                           purchase, plus, in certain
                                           circumstances, a make-whole premium.
                                           See "Description of the Notes -
                                           Change of control permits purchase of
                                           notes at the option of the holder."
Use of proceeds.........................   We will not receive any of the
                                           proceeds from the sale of notes or
                                           the common stock contemplated by this
                                           prospectus.
DTC eligibility.........................   The notes were issued in book-entry
                                           form and are represented by permanent
                                           global certificates without coupons
                                           deposited with a custodian for and
                                           registered in the name of a nominee
                                           of The Depository Trust Company in

                                           New York, New York. Beneficial
                                           interests in the notes will be shown
                                           on, and transfers will be effected
                                           only through, records maintained by
                                           The Depository Trust Company and its
                                           direct and indirect participants, and
                                           any such interest may not be
                                           exchanged for certificated
                                           securities, except in limited
                                           circumstances.  See "Description of
                                           the Notes - Form, denomination and
                                           registration."
Trading.................................   The notes are eligible for trading in
                                           the NASD's Private Offerings Resale
                                           Through Automated Linkages ("PORTAL")
                                           market.  Our common stock is traded
                                           on the American Stock Exchange under
                                           the symbol "GSX."  Prior to December
                                           6, 2004, our common stock was traded
                                           on the Over-the-Counter Bulletin
                                           Board under the symbol "GASE."
Risk Factors............................   See "Risk Factors" and the other
                                           information included and incorporated
                                           by reference in this prospectus for a
                                           discussion of factors you should
                                           carefully consider before deciding to
                                           invest in the notes.

                                  RISK FACTORS

         Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2003 and in our Current Report on Form 8-K filed with the SEC on October 14, 2004, in addition to the other information contained or incorporated by reference in this prospectus before making an investment decision. Realization of any of the following risks could have a material effect on our business, financial condition, cash flow and results of operations.

Risks Related to Our Business

We have incurred losses since our inception and will continue to incur losses in the future.

To date our operations have not generated sufficient operating cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.

During the year ended December 31, 2003, we incurred a net loss of $2,526,525 and during the nine months ended September 30, 2004, we incurred a net loss of $1,805,478. As of September 30, 2004, we had an accumulated deficit of $27,097,239. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock, the notes, our ability to raise additional capital and our ability to continue as a going concern.

The volatility of natural gas and oil prices could have a material adverse effect on our business.

A sharp decline in the price of natural gas and oil prices would result in a commensurate reduction in our income from the production of oil and gas. In the event prices fall substantially, we may not be able to realize a profit from our production and would continue to operate at a loss. In recent decades, there have been periods of both worldwide overproduction and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and natural gas. The excess or short supply of crude oil has placed pressures on process and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. Among the factors that can cause the price volatility are:

     o worldwide or regional demand for energy, which is affected by economic conditions;

     o    the domestic and foreign supply of natural gas and oil;

     o    weather conditions;

     o    domestic and foreign governmental regulations;

     o    political conditions in natural gas or oil producing regions;

     o the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

     o    the price and availability of alternative fuels.

     o    acts of war, terrorism or vandalism; and

     o    market manipulation.

All of our production is currently located in, and all of our future production is anticipated to be located in, the Rocky Mountain Region of the United States. The gas prices that we and other operators in the Rocky Mountain region have received and are currently receiving are at a steep discount to gas prices in other parts of the country. Factors that can cause price volatility for crude oil and natural gas within this region are:

     o the availability of gathering systems with sufficient capacity to handle local production;

     o    seasonal fluctuations in local demand for production;

     o    local and national gas storage capacity;

     o    interstate pipeline capacity; and

     o the availability and cost of gas transportation facilities from the Rocky Mountain region.

In addition, because of our size we do not own or lease firm capacity on any interstate pipelines. As a result, our transportation costs are particularly subject to short-term fluctuations in the availability of transportation facilities. Our management believes that the steep discount in the prices it receives may be due to pipeline constraints out of the region, but there is no assurance that increased capacity will improve the prices to levels seen in other parts of the country in the future. Even if we acquire additional pipeline capacity, conditions may not improve due to other factors listed above.

It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

Our oil and gas reserve information is estimated and may not reflect our actual reserves.

Estimating accumulations of gas and oil is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

     o    the quality and quantity of available data;

     o    the interpretation of that data;

     o    the accuracy of various mandated economic assumptions; and

     o    the judgment of the persons preparing the estimate.

The proved reserve information as of December 31, 2003 included and incorporated by reference in this prospectus is based on estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

The most accurate method of determining proved reserve estimates is based upon a decline analysis method, which consists of extrapolating future reservoir pressure and production from historical pressure decline and production data. The accuracy of the decline analysis method generally increases with the length of the production history. Since most of our wells had been producing less than two years as of December 31, 2003, their production history was relatively short, so other (generally less accurate) methods such as volumetric analysis and analogy to the production history of wells of other operators in the same reservoir were used in conjunction with the decline analysis method to determine our estimates of proved reserves. As our wells are produced over time and more data is available, the estimated proved reserves will be redetermined on an annual basis and may be adjusted based on that data.

Actual future production, gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable gas and oil reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing gas and oil prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.

It should not be assumed that the present value of future net cash flows included herein is the current market value of our estimated proved gas and oil reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

Reserve estimates of properties acquired in 2004 have not been prepared by independent petroleum engineers. Our internal estimates may not be as reliable as estimates of those reserves by independent engineers.

Our estimates of proved reserves attributed to our March 2004 acquisition have not been reviewed or reported on by independent petroleum engineers. These estimates were prepared by our own engineers and professionals using criteria in compliance with SEC rules. Furthermore, our internal reserve estimates for these properties are based upon data available to us which may not be as complete as data available on our other properties. Oil and gas pricing can affect estimates of quantities of proved reserves due to the impact of pricing on ultimate economic recovery. Estimates prepared by independent engineers might be different than our internal estimates.

Future changes in commodity prices or our estimates and operational developments may result in impairment charges to our reserves.

We may be required to write down the carrying value of our gas and oil properties when gas and oil prices are low or if there is substantial downward adjustments to the estimated proved reserves, increases in the estimates of development costs or deterioration in the exploration results.

We follow the full cost method of accounting, under which, capitalized gas and oil property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved gas and oil reserves plus the cost, or estimated fair value, if lower of unproved properties.

Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of gas and oil to estimated future production of proved gas and oil reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. Once an impairment of gas and oil properties is recognized, it is not reversible at a later date even if oil or gas prices increase.

The development of oil and gas properties involves substantial risks that may result in a total loss of investment.

The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

We may not be able to obtain adequate financing to continue our operations.

We have relied in the past primarily on the sale of equity capital and farm-out and other similar types of transactions to fund working capital and the acquisition of our prospects and related leases. Failure to generate operating cash flow or to obtain additional financing could result in substantial dilution of our property interests, or delay or cause indefinite postponement of further exploration and development of our prospects with the possible loss of our properties.

We will require significant additional capital to fund our future activities and to service current and any future indebtedness. In particular, we face uncertainties relating to our ability to generate sufficient cash flows from operations to fund the level of capital expenditures required for our oil and gas exploration and production activities and our obligations under various agreements with third parties relating to exploration and development of certain prospects. Our failure to find the financial resources necessary to fund our planned activities and service our debt and other obligations could adversely affect our ability to continue as a going concern.

We compete with larger companies in acquiring properties and operating and drilling services.

Our natural gas and petroleum exploration activities take place in a highly competitive and speculative business atmosphere. In seeking suitable natural gas and petroleum properties for acquisition, we compete with a number of other companies operating in our areas of interest, including large oil and gas companies and other independent operators with greater financial resources. We do not believe that our competitive position in the petroleum and natural gas industry will be significant.

We anticipate a competitive market for obtaining drilling rigs and services, and the manpower to operate them. The current high level of drilling activity in our areas of exploration may have a significant adverse impact on the timing and profitability of our operations. In addition, we are required to obtain drilling permits for our wells, and there is no assurance that such permits will be available on a timely basis or at all.

We may suffer losses or incur liability for events that we or the operator of a property have chosen not to insure against.

Although management believes the operator of any property in which we may acquire interests will acquire and maintain appropriate insurance coverage in accordance with standard industry practice, we may suffer losses from uninsurable hazards or from hazards, which we or the operator have chosen not to insure against because of high premium costs or other reasons. We may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills against which we cannot insure or against which we may elect not to insure. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and personal injury. The payment of any such liabilities may have a material adverse effect on our financial position.

We may incur losses as a result of title deficiencies in the properties in which we invest.

If an examination of the title history of a property that we have purchased reveals a petroleum and natural gas lease that has been purchased in error from a person who is not the owner of the mineral interest desired, our interest would be worthless. In such an instance, the amount paid for such petroleum and natural gas lease or leases would be lost.

It is our practice, in acquiring petroleum and natural gas leases, or undivided interests in petroleum and natural gas leases, not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of petroleum and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest.

Prior to the drilling of a petroleum and natural gas well, however, it is the normal practice in the petroleum and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed petroleum and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered.

Our ability to market the oil and gas that we produce is essential to our business.

Several factors beyond our control may adversely affect our ability to market the oil and gas that we discover. These factors include the proximity, capacity and availability of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. The extent of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to sell our oil and gas at prices that would result in an adequate return on our invested capital. For example, we currently distribute the gas that we produce through a single pipeline. If this pipeline were to become unavailable, we would incur additional costs to secure a substitute facility in order to deliver the gas that we produce.

We are subject to environmental regulation that can adversely affect the timing and cost of our operations.

Our exploration and proposed production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. These laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, storage and disposition of hazardous wastes, endangered species, protected areas, and remediation of hazardous substances. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations have been frequently changed in the past, and we are unable to predict the ultimate cost of compliance as a result of future changes. It is anticipated that before full field development can occur we will be required to conduct Environmental Assessments and/or Environmental Impact Statements which may result in material delays and/or limitations to developing all or part of our leasehold interests.

We are subject to complex governmental regulations which may adversely affect the cost of our business.

Petroleum and natural gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. We may be required to make large expenditures to comply with these regulatory requirements. Legislation affecting the petroleum and natural gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the petroleum and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Any increases in the regulatory burden on the petroleum and natural gas industry created by new legislation would increase our cost of doing business and, consequently, adversely affect our profitability. A major risk inherent in drilling is the need to obtain drilling permits from local authorities. Delays in obtaining drilling permits, the failure to obtain a drilling permit for a well or a permit with unreasonable conditions or costs could have a materially adverse effect on our ability to effectively develop our properties.

Our competitors may have greater resources which could enable them to pay a higher price for properties and to better withstand periods of low market prices for hydrocarbons.

The petroleum and natural gas industry is intensely competitive, and we compete with other companies, which have greater resources. Many of these companies not only explore for and produce crude petroleum and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive petroleum and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

We may have difficulty managing growth in our business.

Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Because our reserves and production are concentrated in a small number of properties, production problems or significant changes in reserve estimates related to any property could have a material impact on our business.

Our current reserves and production primarily come from producing properties in Utah and Wyoming. If mechanical problems, depletion or other events reduced a substantial portion of the production, our cash flows would be adversely affected. If the actual reserves associated with our fields are less than our estimated reserves, our results of operations and financial condition could be adversely affected.

Financial difficulties encountered by our partners or third-party operators could adversely affect the exploration and development of our prospects.

Liquidity and cash flow problems encountered by our partners or the co-owners of our properties may prevent or delay the drilling of a well or the development of a project. Our partners and working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a farm-out partner, we would have to find a new farm-out partner or obtain alternative funding in order to complete the exploration and development of the prospects subject to the farm-out agreement. In the case of a working interest owner, we could be required to pay the working interest owner's share of the project costs. We cannot assure you that we would be able to obtain the capital necessary to fund either of these contingencies or that we would be able to find a new farm-out partner.

Shortages of supplies, equipment and personnel may adversely affect our operations.

Our ability to conduct operations in a timely and cost effective manner depends on the availability of supplies, equipment and personnel. The oil and gas industry is cyclical and experiences periodic shortages of drilling rigs, supplies and experienced personnel. Shortages can delay operations and materially increase operating and capital costs.

Hedging our production may result in losses.

We currently have no hedging agreements in place. However, we may in the future enter into arrangements to reduce our exposure to fluctuations in the market prices of oil and natural gas. We may enter into oil and gas hedging contracts in order to increase credit availability. Hedging will expose us to risk of financial loss in some circumstances, including if:

     o    production is less than expected;

     o    the other party to the contract defaults on its obligations; or

o there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, hedging may limit the benefit we would otherwise receive from increases in the prices of oil and gas. Further, if we do not engage in hedging, we may be more adversely affected by changes in oil and gas prices than our competitors who engage in hedging.

We may not be able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner.

As a result of an increase in our market capitalization at June 30, 2004, we became an "accelerated filer" within the meaning of the SEC's rules and regulations, which will require us to comply with Section 404 of the Sarbanes Oxley Act of 2002 for the fiscal year ended December 31, 2004. This will require management to evaluate the effectiveness of our internal controls over financial reporting as of the end of the current fiscal year and our independent registered public accounting firm to attest to and report on our evaluation in accordance with the requirements of the SEC.

We outsource to a third party service provider certain of our accounting functions, and we may be required to rely on a report of the auditor of that service provider relating to their internal controls in making our required assessment of the effectiveness of our internal controls over financial reporting. If that report is not completed or otherwise is not made available to us on a timely basis, we may be required to devote substantial unanticipated resources to our evaluation of the effectiveness of our internal controls over financial reporting and to making any required changes. If due to constraints on our personnel and other resources we are unable to timely complete such an evaluation or to make any changes resulting from our inability to rely on such report or otherwise, our independent registered public accounting firm will be required to express an adverse opinion regarding the effectiveness of our internal controls over financial reporting if they conclude any uncorrected material weaknesses in our internal controls exist when the financial statements for the current fiscal year are audited.


Our success depends on our key management personnel, the loss of any of whom could disrupt our business.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management. The loss of services of any of our key managers could have a material adverse effect on our business. We have not obtained "key man" insurance for any of our management. Mr. Erickson is the Chief Executive Officer and Mr. Decker is an Executive Vice President and Chief Operating Officer of Gasco. The loss of their services may adversely affect our business and prospects.

Our officers and directors are engaged in other businesses which may result in conflicts of interest

Certain of our officers and directors also serve as directors of other companies or have significant shareholdings in other companies. For example, our chairman, Marc A. Bruner, is the largest shareholder and Chairman of the Advisory Committee of Galaxy Energy Corporation. As Advisory Committee Chairman, Mr. Bruner is involved in identifying and acquiring large land packages for exploitation and development by Galaxy. In addition, another of our directors,
C. Tony Lotito, is Chief Financial Officer, Treasurer and Director of Galaxy.

To the extent that such other companies participate in ventures in which we may participate, or compete for prospects or financial resources with us, these officers and directors will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.

In accordance with the laws of the State of Nevada, our directors are required to act honestly and in good faith with a view to the best interests of Gasco. In determining whether or not we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which we may be exposed and its financial position at that time.

It may be difficult to enforce judgments predicated on the federal securities laws on some of our board members who are not U.S.
residents.

Two of our directors reside outside the United States and maintain a substantial portion of their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the U.S. federal securities laws.

Foreign courts may not entertain original actions against our directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

Risks Related to the Notes

There is no public market for the notes, and we cannot assure you that a market for the notes will develop.

Prior to the initial offering of the notes, there was no trading market for the notes and no assurance can be given that an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

     o    prevailing interest rates and the markets for similar securities:

     o    the market price of our common stock;

     o    general economic conditions; and

     o our financial condition, historic financial performance, ability to successfully execute our business plan and future prospects.


We will require a significant amount of cash to service the notes and any future indebtedness we may incur, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on the notes and any future indebtedness we may incur depends on our ability to generate sufficient cash flow. We cannot assure you that:

     o    our business will generate sufficient cash flow from operations;

     o future borrowings or proceeds from equity issuances will be available in an amount sufficient to enable us to pay our indebtedness on or before maturity; or

     o we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control will affect our ability to make these payments. These factors include those discussed elsewhere in these risk factors, in the risk factor section of our Annual Report on Form 10-K for the year ended December 31, 2003 or the risk factors disclosed in our Current Report on Form 8-K filed with the SEC on October 14, 2004, incorporated by reference herein, and those listed in the "Forward-Looking Statements" section of this prospectus.

If, in the future, we cannot generate sufficient cash flow from our operations to meet our debt service obligations, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay us dividends and to advance us funds. In addition, our ability to participate in any distribution of our subsidiaries' assets is generally subject to the prior claims of the subsidiaries' creditors.

Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay us dividends and advance us funds. Contractual and legal restrictions applicable to our subsidiaries could also limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries' assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries' creditors.

We may not have the ability to raise the funds necessary to purchase the notes for cash upon the occurrence of a change in control.

Upon specified change in control events relating to us, each holder of the notes may require us to purchase all or a portion of such holder's notes at a price equal to 100 percent of the principal amount, plus accrued and unpaid interest, if any, on such notes to but excluding the date of purchase, plus in certain circumstances, a make-whole premium. We cannot assure you that we would have sufficient financial resources to purchase the notes for cash or to satisfy our other debt obligations if we are required to purchase the notes upon the occurrence of a change of control. In addition, events involving a change in control may result in an event of default under other debt we may incur in the future. There can be no assurance what effect a change in control would have on our ability to pay interest, principal and premium, if any, on the notes when due.

There are no restrictive covenants in the indenture governing the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial covenants or restrictions on the payment of dividends, and does not restrict the issuance or repurchase of securities by us or our subsidiaries. Moreover, the indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as leveraged recapitalization, that would increase the level of our indebtedness, or a change of control except as described under "Description of the Notes - Change of Control Permits Purchase of Notes at the Option of the Holder." Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations under the notes could be adversely affected.

We may incur additional indebtedness ranking equal to the notes.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of the notes, if any.

The notes will be unsecured and effectively subordinated to any secured indebtedness we may incur and the liabilities of our subsidiaries.

The notes are our senior unsecured obligations, junior in right of payment to any secured debt we may incur, to the extent of the collateral. In addition, the notes are effectively junior in right of payment to the indebtedness and other liabilities of our subsidiaries. For further information, see the section of this prospectus entitled "Description of the Notes - Ranking."

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our other senior unsecured indebtedness, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than the holders of any secured indebtedness that we may then have outstanding.

Risks Related to Our Common Stock

Our common stock has experienced, and may continue to experience, price volatility and a low trading volume.

The trading price of our common stock has been and may continue to be subject to large fluctuations, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

     o    the results of our exploratory drilling;

     o    trends in our industry and the markets in which we operate;

     o    changes in the market price of the commodities we sell;

     o changes in financial estimates and recommendations by securities analysts;

     o    acquisitions and financings;

     o    quarterly variations in operating results;

     o the operating and stock price performance of other companies that investors may deem comparable; and

     o    purchases or sales of blocks of our common stock.

This volatility may adversely affect the price of our common stock regardless of our operating performance.



Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.

If our existing shareholders sell our common stock in the market following this offering, or if there is a perception that significant sales may occur, the market price of our common stock could drop significantly. In such case, our ability to raise additional capital in the financial markets at a time and price favorable to us might be impaired. In addition, our board of directors has the authority to issue additional shares of our authorized but unissued common stock without the approval of our shareholders. Additional issuance of common stock would dilute the ownership percentage of existing shareholders and may dilute the earnings per share of our common stock. As of December 3, 2004, we had 70,531,606 shares of common stock issued and outstanding. As of such date, there were 8,444,014 shares of common stock issuable upon exercise of outstanding options and conversion of our Series B Convertible Preferred Stock. Additional options may be granted to purchase 1,350,887 shares of common stock under our stock option plan and an additional 179,150 shares of common stock are issuable under our restricted stock plan. As of December 31, 2004, and as of December 31 of each succeeding year, the number of shares of common stock issuable under our stock option plan automatically increases so that the total number of shares of common stock issuable under such plan is equal to 10% of the total number of shares of common stock outstanding on such date.

Assuming all of the notes are converted at the applicable conversion prices, the number of shares of our common stock outstanding would increase by approximately

16,250,000 shares to approximately 86,781,606 shares (this number assumes no exercise of the options or rights described above or conversion of the Series B Convertible Preferred Stock).

We have not previously paid dividends on our common stock and we do not anticipate doing so in the foreseeable future.

We have not in the past paid, and do not anticipate paying in the foreseeable future, cash dividends on our common stock. Any future decision to pay a dividend and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

We have anti-takeover provisions in our certificate of incorporation and by-laws that may discourage a change of control.

Our articles of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Under the terms of our articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the notes or the common stock contemplated by this prospectus. See "Selling Securityholders" for a list of those entities receiving proceeds from the sale of the notes or the common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings is defined as income (loss) before cumulative effect of change in accounting principle plus interest expense, and fixed charges are defined as interest expense, amortization of debt issuance costs, capitalized interest, and expenses related to indebtedness.

                                                                                              Nine Months Ended
                                                Fiscal Year Ended December 31,                  September 30,
                                       1999       2000       2001      2002      2003         2003        2004
Ratio of earnings to fixed charges......(1)       (1)        (1)        (1)      (1)          (1)          (1)
------------


(1) Our consolidated ratio of earnings to fixed charges was less than 1.0 for the periods indicated. To achieve a consolidated ratio of earnings to fixed charges of 1.0, we would have had to generate additional earnings of $736,834, $843,261, $4,129,459, $5,649,682, and $2,524,596 for the fiscal years ended
December 31, 1999, 2000, 2001, 2002 and 2003,  respectively,  and $1,880,479 and
$1,833,408 for the nine months ended September 30, 2003 and 2004 respectively.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock commenced trading on the OTC bulletin board on March 30, 2001, under the symbol "GASE.OB." On December 6, 2004, our common stock commenced trading as a listed security on the American Stock Exchange under the symbol "GSX." The following table sets forth the high and low sales prices per share of our common stock, as reported on the OTC bulletin board for the periods indicated through December 5, 2004, and as reported on the American Stock Exchange from December 6, 2004 through January 10, 2005.

                                                            High      Low
2003
     First Quarter                                         $ 0.75     $0.46
     Second Quarter                                          0.90      0.42
     Third Quarter                                           0.90      0.51
     Fourth Quarter                                          1.32      0.54

                                                            High      Low
2004
     First Quarter                                         $ 2.45    $ 1.15
     Second Quarter                                          2.54      1.59
     Third Quarter                                           3.45      1.78
     Fourth Quarter                                          4.30      2.75


2005
     First Quarter (through January 10, 2005)               $ 4.25    $ 3.60


         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time.

                            DESCRIPTION OF THE NOTES

         We issued the notes under an indenture, dated as of October 20, 2004, between us and Wells Fargo Bank, National Association, as trustee. The following description is only a summary of the material provisions of the notes, the related indenture and the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address shown under the caption "Incorporation of Certain Documents By Reference." The terms of the notes include those stated in the indenture and those stated in the registration rights agreement. As used in this section, the words "we," "us," "our" or "Gasco" refers to Gasco Energy, Inc.

General

         The notes are our general unsecured (except as described below under "--Security") and unsubordinated obligations and are convertible into our common stock as described under "--Conversion rights" below. The notes are limited to $65.0 million aggregate principal amount and will mature on October 5, 2011, unless earlier repurchased by us at our option beginning on October 10, 2009 or at the option of the holder upon the occurrence of a change of control (as defined below).

         The notes bear interest from October 20, 2004 at the rate of 5.50% per year. Interest is payable semi-annually on April 5 and October 5 of each year beginning April 5, 2005 to holders of record at the close of business on the preceding March 15 and September 15, respectively. We may pay interest on notes represented by certificated notes by check mailed to such holders. However, a holder of notes with an aggregate principal amount in excess of $3.0 million will be paid by wire transfer in immediately available funds at the election of such holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us.

         Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which is initially the office or agency of the trustee in New York, New York. See "--Form, denomination and registration" below.

         We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture.

         The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of Gasco except to the extent described under "--Change of control permits purchase of notes at the option of the holder" below.

Security

         On the closing date for the notes offering, we purchased and pledged to the trustee as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), U.S. government securities in such amount as is sufficient upon receipt of scheduled interest and principal payments with respect to such securities to provide for payment in full of the first six scheduled interest payments due on the notes. We used approximately $10.3 million of the net proceeds from the offering to acquire such U.S. government securities.

         The U.S. government securities were pledged by us to the trustee for the exclusive benefit of the holders of the notes and are being held by the trustee in a pledge account. Immediately prior to an interest payment date, the trustee will release from the pledge account proceeds sufficient to pay interest then due on the notes. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period (unless the failure to make such payment results from the failure by the trustee to release such proceeds from the pledge account, provided such failure is not caused by any act or omission by Gasco).

         The pledged U.S. government securities and the pledge account will also secure the repayment of the principal amount and premium on the notes. If prior to October 10, 2007:

     o    an event of default under the notes occurs and is continuing, and

     o the trustee or the holders of 25 percent in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

     o    first, to any accrued and unpaid interest on the notes, and

     o second, to the extent available, to the repayment of a portion of the principal amount of the notes.

         However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

         For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account:

     o an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest, and

     o the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

         In addition, note holders would have an unsecured claim against us for the remainder of the principal amount of their notes.

         Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

Conversion rights

         The holders of notes may, at any time prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into our common stock, initially at a conversion price of $4.00 per share of common stock, which is equal to a conversion rate of 250 shares of common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment upon the occurrence of some events described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. If we call notes for redemption, you may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. Except as described below, no adjustment will be made on conversion of any notes for interest accrued thereon or dividends paid on any common stock. Our delivery to the holder of the full number of shares of our common stock into which a note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued and unpaid interest. Any accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. In addition, a holder may be entitled to receive a make-whole premium as described under "--Change of control permits purchase of notes at the option of the holder."

         If notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of notes so converted. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of the common stock on the last trading day before the date of the conversion.

         A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted prior to the expiration of the holding period applicable for sales thereof under Rule 144(k) under the Securities Act (or any successive provision), the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

The initial conversion rate will be adjusted for certain events, including:

     o the issuance of Gasco common stock as a dividend or distribution on Gasco common stock;

     o    certain subdivisions and combinations of Gasco common stock;

     o the issuance to all holders of Gasco common stock of certain rights or warrants entitling them for a period of no more than 45 days to purchase Gasco common stock at less than the market price of Gasco common stock on the trading day immediately preceding the time of announcement of such issuance;

     o the dividend or other distribution to all holders of Gasco common stock of shares of Gasco capital stock (other than common stock), evidences of indebtedness or assets (including securities, but excluding  (A) those  rights  and  warrants  referred  to  above,  (B)
          dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash);

     o dividends or other distributions consisting exclusively of cash to all holders of Gasco common stock; and

     o the purchase of Gasco common stock pursuant to a tender offer made by Gasco or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender offer by Gasco or any of its subsidiaries for Gasco common-stock expiring within the 12 months preceding such tender offer for which no adjustment has been made exceeds 10 percent of our market capitalization on the expiration of such tender offer.

         No adjustment in the conversion rate will be required unless such adjustment would require a change of at least one percent in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing. We will not make any adjustment if holders of notes are entitled to participate in the transactions described above.

In the case of:

     o any reclassification or change of Gasco common stock (other than changes resulting from a subdivision or combination) or

     o a consolidation, merger or combination involving Gasco or a sale or conveyance to another corporation of all or substantially all of Gasco's property and assets,

in each case as a result of which holders of Gasco common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Gasco common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into Gasco common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (subject to our right to elect to adjust the conversion rate and the related conversion obligation as set forth in "Change of control permits purchase of notes at the option of holder -- Conversion after a public acquirer change of control").

         We may not become a party to any such transaction unless its terms are consistent with the foregoing. If a taxable distribution to holders of Gasco common stock or other transaction occurs which results in any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See the section of this prospectus entitled "Certain United States federal tax considerations."

         We may from time to time, to the extent permitted by law, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days' notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of Gasco common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Ranking

         The notes are our unsecured (except as described above under "--Security") and unsubordinated obligations, the notes rank on a parity (except as described above under "--Security") in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the notes are subordinated to our existing and future secured indebtedness as to the assets securing such indebtedness and, as to our interests in wells that have been pledged to secure our obligations under the agreements described under "Summary--Riverbend development." As of December 3, 2004, we had no secured or unsecured indebtedness or preferred stock, other than 2,255 shares of our Series B Preferred Stock outstanding, entitled to a liquidation preference of approximately $1.0 million. In addition, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Gasco's cash flow and consequent ability to meet its debt obligations depends in part on the earnings of its subsidiaries, and on dividends and other payments from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of Gasco's subsidiaries, could limit its ability to obtain cash from its subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Gasco is recognized as a creditor of that subsidiary, in which ease its claims would still be subordinate to any security interests in the assets of that subsidiary. As of December 3, 2004, our subsidiaries had no indebtedness and no outstanding preferred stock.

Optional redemption by us

         Prior to October 10, 2009, the notes are not redeemable at our option. Beginning on October 10, 2009, we may redeem the notes in whole or in part for cash at any time at a redemption price equal to 100 percent of the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the notes to but not including the redemption date, if the closing price of the common stock has exceeded 130 percent of the conversion price for at least 20 trading days in any consecutive 30 trading-day period.

         In addition, if on any interest payment date occurring after October 10, 2004, the aggregate principal amount of the notes outstanding is less than 15 percent of the aggregate principal amount of notes outstanding at issuance (including any notes issued upon exercise of the initial purchasers' option), we may redeem the notes, in whole but not in part, at a redemption price equal to 100 percent of the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the notes to but not including the redemption date.

         The "conversion price" as of any day will equal $1,000 divided by the conversion rate. If we redeem the notes, we will make an additional payment equal to the total value of the aggregate amount of the interest otherwise payable on the notes from the last day through which interest was paid on the notes through the date of redemption. We must make these payments on all notes called for redemption, including notes converted after the date we mailed the notice.

         We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions bf notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

         If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amount of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Change of control permits purchase of notes at the option of the holder

General

         If a change of control occurs, each holder of notes has the right to require us to repurchase all of that holder's notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100 percent of the aggregate principal amount of the notes to be repurchased, together with interest and liquidated damages, if any, accrued and unpaid to, but excluding, the repurchase date, plus a make-whole premium under the circumstances described below. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

         If a change of control occurs pursuant to the second bullet point in the definition of the term "change of control" set forth below, we will pay a make-whole premium to the holders of the notes in addition to the purchase price of the notes on the change of control purchase date. The make-whole premium will also be paid on the change of control purchase date to holders of the notes who convert their notes into common stock on or after the date on which we have given a notice to all holders of notes of the occurrence of the change of control and on or before the change of control purchase date.

         The make-whole premium will be determined by reference to the table below and is based on the date on which the change of control becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the transaction constituting the change of control. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the ten trading-day period ending on the trading day immediately preceding the effective date.

         The following table shows what the make-whole premiums would be for each hypothetical stock price and effective date set forth below, expressed as a percentage of the principal amount of the notes.

          Make-whole premium upon a change of control (% of face value)

                          Stock price on effective date

               ------ ------- ------- ------- -------- -------- -------- -------- ------- -------- -------- -------- ------- -------
Effective      $3.02  $ 4.00  $ 5.00  $6.00 $ 7.00  $  8.00  $  9.00  $ 10.00  $ 11.00  $ 12.00  $ 13.00  $ 14.00   $15.00    $20.00
date
October 20,    0.0%   22.0%   19.8%   18.1%   16.7%    15.5%    14.5%    13.5%    12.6%   11.7%    10.9%    10.2%     9.5%      6.4%
2004
October 20,    0.0%   19.5%   17.2%   15.4%   13.9%    12.8%    11.8%    10.9%    10.1%   9.4%     8.7%     8.0%      7.4%      4.8%
2005
October 20,    0.0%   17.2%   14.6%   12.6%   11.2%    10.0%    9.1%     8.4%     7.7%    7.1%     6.5%     6.0%      5.4%      3.4%
2006
October 20,    0.0%   15.2%   11.9%-  9.7%    8.3%     7.3%     6.5%     5.9%     5.3%    4.9%     4.4%     4.1%      3.7%      2.1%
2007
October 20,    0.0%   12.5%   8.6%    6.1%    4.8%     4.0%     3.5%     3.2%     2.9%    2.7%     2.5%     2.3%      2.1%      1.2%
2008
October 20,    0.0%   9.3%    1.9%    0.0%    0.0%     0.0%     0.0%     0.0%     0.0%    0.0%     0.0%     0.0%      0.0%      0.0%
2009
October 20,    0.0%   9.0%    1.6%    0.0%    0.0%     0.0%     0.0%     0.0%     0.0%    0.0%     0.0%     0.0%      0.0%      0.0%
2010
October 20,    0.0%   0.0%    0.0%    0.0%    0.0%     0.0%     0.0%     0.0%     0.0%    0.0%     , 0.0%   0.0%      0.0%      0.0%
2011
-------------- ------ ------- ------- ------- -------- -------- -------- -------- ------- -------- -------- -------- ------- -------

The make-whole premiums set forth above are based upon an interest rate of 5.50%, a reference price per share of our common stock of approximately $3.02 and a conversion rate that results in a conversion price of approximately $4.00.

The actual stock price and effective date may not be set forth on the table, in which case:

     o if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

     o if the stock price on the effective date exceeds $20.00 per share (subject to adjustment as described below), no make-whole premium will be paid; and

     o if the stock price on the effective date is less than or equal to $3.02 per share (subject to adjustment as described below), no make-whole premium will be paid.

         The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

         We will pay, at our option, the repurchase price and/or the make-whole premium in cash or shares of our common stock or, in the case of the make-whole premium, the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the change of control.

         If we decide to pay the repurchase price and/or the make-whole premium in shares of our common stock, the value of our common stock to be delivered in respect of the repurchase price and/or the make-whole premium shall be deemed to be equal to the average closing sale price per share of our common stock over the ten trading-day period ending on the trading day immediately preceding the change of control purchase date. We may pay the repurchase price and/or the make-whole premium in shares of our common stock only if the information necessary to calculate the closing sale price per share of our common stock is published in a daily newspaper of national circulation or by other appropriate means.

         In addition, our right to pay the repurchase price and make-whole premium in shares of our common stock is subject to our satisfying various conditions, including:

     o listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq National Market or NASDAQ Over-the-Counter Bulletin Board;

     o the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     o    any necessary  qualification  or registration  under  applicable state
          securities  law  or  the   availability  of  an  exemption  from  such
          qualification and registration.

         If such conditions are not satisfied with respect to a holder prior to the close of business on the change of control purchase date, we will pay the repurchase price and make-whole premium in cash. We may not change the form of consideration to be paid with respect to the repurchase price and make-whole premium once we have given the notice that we are required to give to holders of record of notes, except as described in the immediately preceding sentence.

         If we decide to pay the make-whole premium in the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the change of control, the value of the consideration to be delivered in respect of the make-whole premium will be calculated as follows:

     o securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on the average closing price or last sale price, as applicable, over the ten trading-day period ending on the trading day immediately preceding the change of control purchase date;

     o other securities, assets or property (other than cash) will be valued based on 98 percent of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the trustee; and

     o    100 percent of any cash.

         Within 30 days after the occurrence of a change of control, we are required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, (1) the occurrence of a change of control and of their resulting purchase right, (2) whether we will pay the repurchase price in cash or shares of our common stock and (3) whether we will pay the make-whole premium in cash, shares of our common stock or the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the change of control. We must also deliver a copy of our notice to the trustee.

         Our obligation to pay make-whole premiums could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

         In order to exercise the purchase right upon a change of control, a holder must deliver prior to the change of control purchase date a change of control purchase notice stating among other things:

     o if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

     o the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

     o that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

         If the notes are not in certificated form, a holder's change of control purchase notice must comply with appropriate DTC procedures.

         A holder may withdraw any change of control purchase notice upon a change of control by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change of control purchase date. The notice of withdrawal must state:

     o    the principal amount of the withdrawn notes;

     o if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

     o the principal amount, if any, of the notes which remains subject to the change of control purchase notice.

In connection with any purchase offer in the event of a change of control, we will, if required:

     o    comply with the  provisions of Rule 13e-4,  Rule 14e-1,  and any other
          tender   offer  rules  under  the  Exchange  Act  which  may  then  be applicable; and

     o    file a Schedule TO or any other  required  schedule under the Exchange
          Act.

         Payment of the change of control purchase price for a note for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such change of control purchase notice. Payment of the change of control purchase price for the note will be made promptly following the later of the change of control purchase date or the time of delivery of the note.

         If the paying agent holds money or securities sufficient to pay the change of control purchase price of the note on the change of control purchase date in accordance with the terms of the indenture, then, immediately after the change of control purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the change of control purchase price upon delivery of the note.

         A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

     o any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the
          "Exchange Act")), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50 percent or more of the total voting power of the total outstanding voting stock of Gasco other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

o Gasco consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Gasco, other than:

          |X| any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Gasco's capital stock and (B) pursuant to which holders of Gasco's capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50 percent or more of the total voting power of all shares of Gasco's capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

          |X| any merger solely for the purpose of changing Gasco's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

          |X| any transaction in which all of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock; or

o during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Gasco (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Gasco then in office; or

o Gasco's stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

         The definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of "all or substantially all" of Gasco's assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of Gasco's assets may be uncertain.

         Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

         We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase notes at the option of the holders of notes upon a change of control. In some circumstances, the change of control purchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The change of control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is the result of negotiations between us and the initial purchasers of the notes.

         We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

         The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

         No notes may be purchased by us at the option of holders upon the occurrence of a change of control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change of control purchase price with respect to the notes.

Conversion after a public acquirer change of control

         Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of paying a make-whole premium as described in "--General" above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion rate in effect immediately before the public acquirer change of control by a fraction:

          o the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

          o the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

         A "public acquirer change of control" means any event constituting a "change of control" that would otherwise obligate us to pay a make-whole premium as described above under "--General" and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer or of which the acquirer is a directly or indirectly wholly-owned subsidiary) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such event (the "public acquirer common stock").

         After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described in "-- Conversion rights" above occur thereafter.

         Upon a public acquirer change of control, if we so elect, holders may convert their notes at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the make-whole premium described under "--General." We are required to notify holders of our election in our notice to holders of such transaction. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its notes as described under "--General" above.

Events of default

Each of the following constitutes an event of default under the indenture:

          o our failure to pay when due the principal of or premium, if any, on any of the notes at maturity or exercise of a repurchase right or otherwise;

          o our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes for 30 days after the date when due; provided that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace or cure period (unless the failure to make such payment results from the failure by the trustee to release such proceeds from the pledge account, provided such failure is not caused by any act or omission by Gasco);

          o failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

          o failure by us to give the notice regarding a change of control within 30 days of the occurrence of the change of control;

          o our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of the notes then outstanding;

          o in the event of either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $5 million, or (b) the acceleration of indebtedness for borrowed money of the Company or any of our significant subsidiaries in an aggregate amount in excess of $5 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25 percent in aggregate principal amount of the notes then outstanding;

          o    certain events of our bankruptcy,  insolvency or  reorganization;
               and

          o the failure of the pledge agreement to be in full force and effect or to give the trustee the liens, rights, power and privileges purported to be created thereby.

The  term   "significant   subsidiary"   means  a   subsidiary,   including  its
subsidiaries, that meets any of the following conditions:

          o Gasco's and its other subsidiaries' investments in and advances to the subsidiary exceed 10 percent of the total assets of Gasco and its subsidiaries consolidated as of the end of the most recently completed fiscal year,

          o Gasco's and its other subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of Gasco and its subsidiaries consolidated as of the end of the most recently completed fiscal year, or

          o Gasco's and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10 percent of such income of Gasco and its subsidiaries consolidated for the most recently completed fiscal year.

         The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any repurchase obligation.

         If an event of default specified in the seventh bullet point above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to the seventh bullet point above (the default not having been cured or waived as provided under "--Modifications and waiver" below), the trustee or the holders of at least 25 percent in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the notes as discussed above, the trustee and the holders of the notes will not be able to make such declaration as a result of that cured event of default.

         Overdue payments of interest, liquidated damages and premium, if any, and principal shall accrue interest at 7.50 percent.

         The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

         We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, merger or assumption

         We may, without the consent of the holders of notes, consolidate with, merge or convert into or transfer all or substantially all of our assets to any other entity organized under the laws of the United States or any of its political subdivisions provided that:

     o the surviving entity assumes all our obligations under the indenture and the notes;

     o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     o    certain other conditions are met.

Modifications and waiver

         The indenture (including the terms and conditions of the notes); may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     o    adding to our covenants for the benefit of the holders of notes;

     o surrendering any right or power conferred upon us, including, without limitation, the right to pay the repurchase price and/or make-whole premium in shares of our common stock;

     o providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

     o increasing the conversion rate or reducing the conversion price, provided that the increase or reduction will not adversely affect the interests of holders of notes in any material respect;

     o complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     o making any changes or modification to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interest of the holders of the notes in any material respects;

     o curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect; provided, however, that any change to conform the indenture to the description of the notes contained in this prospectus shall be deemed not to adversely affect the interests of the holders of the notes in any material respect;

     o adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

     o complying with the requirements regarding merger or transfer of assets; or

     o providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for the purposes of the Internal Revenue Code of 1986.

         Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past defaults by us may be waived with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

     o change the maturity of the principal of or any installment of interest on that note (including any payment of liquidated damages);

     o reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

     o    change the currency of payment of such note or interest thereon;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any note;

     o except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the notes;

     o modifying the provisions of the indenture relating to the pledge of the securities contemplated under "--Security" above in a manner that adversely affects the interests of the holders of the notes; or

     o    reduce  the  percentage  in  aggregate   principal   amount  of  notes
          outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and discharge

         We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if all outstanding notes become due and payable at their scheduled maturity within one year, and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity. However, we will remain obligated to issue shares of our common stock upon conversion of the notes until such maturity as described under "--Conversion rights."

Form, denomination and registration

         The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

         Except as provided below, the notes are evidenced by one global note deposited with the trustee as custodian for The Depository Trust Company, New York, New York (DTC), and registered in the name of Cede & Co. as DTC's nominee. So long as Cede & Co., as nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes is considered the sole holder of the global note. Owners of beneficial interests in the notes represented by the global note hold their interests pursuant to the procedures and practices of DTC. As a result, transfers are effected only through records maintained by DTC and its direct and indirect participants. Except as provided below, owners of beneficial interests in the global note are not entitled to have certificates registered in their names, do not receive or are entitled to receive physical delivery of certificates in definitive form, and are not considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global note to such persons may be limited. We wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent have no responsibility or liability for paying amounts due on the global note to owners of beneficial interests in the global notes. It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants are the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

         If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

         DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. Certificated notes may be issued in exchange for beneficial interests in notes represented by the global notes only in the limited circumstances set forth in the indenture.

Governing law

         The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the trustee

         Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Computershare Trust Co, Inc. is the transfer agent and registrar for Gasco's common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration rights

         We and the initial purchasers of the notes entered into a registration rights agreement dated October 20, 2004. Under the terms of the registration rights agreement, we agreed to use our best efforts to keep a shelf registration statement effective until such date that the holders of the notes and the common stock issuable upon conversion of the notes (other than any of such who are affiliates of Gasco within the meaning of Rule 144 under the Securities Act) are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144 under the Securities Act or any successor rule thereto or otherwise. We also agreed to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

         If:

     o the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

     o on the 45th day of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated (each, a registration default), additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

         Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

     o an additional 0.25 percent of the principal amount to and including the 90th day following such registration default; and

     o an additional 0.5 percent of the principal amount from and after the 91st day following such registration default.

         In no event will liquidated damages accrue at a rate per year exceeding
0.5 percent. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

         We agreed to distribute a questionnaire to each holder to obtain certain information regarding the holder for inclusion in the prospectus. Holders are required to complete and deliver the questionnaire within 20 business days after receipt of the questionnaire to be named as selling stockholders in the related prospectus at the time of effectiveness. From time to time, we will add new holders to the shelf registration statement by supplement or post-effective amendment, if required, following prior receipt of a questionnaire. However, in no event are we required to supplement the shelf registration statement more than once in any month or file a post-effective amendment more than once in a quarter. If we do not comply with the requirements to add new holders in accordance with the registration rights agreement, such holders will be entitled to liquidated damages, however a holder will not be entitled to liquidated damages in such event unless it has provided all information requested by the questionnaire.

         The specific provisions relating to the registration described above are contained in the registration rights agreement.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, 1,000 shares of which are designated as Series A Preferred Stock and 20,000 of which are designated as Series B Preferred Stock. As of December 3, 2004, we had 70,531,606 shares of common stock and 2,255 shares of Series B Preferred Stock issued and outstanding.

Common Stock

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to the rights and preferences of any preferred stock that are outstanding or that we may issue in the future, the holders of common stock are entitled to receive:

     o    dividends as may be declared by our board of directors; and

     o pro rata, based on the number of shares held, all of our assets available for distribution to our common stockholders in liquidation.

There are no preemptive rights or redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

         Subject to the provisions of our articles of incorporation and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

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

     o to issue up to 5,000,000 shares of preferred stock in one or more series; and

     o to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of the common stock.

         The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise or to make changes in our management.

Series B Preferred Stock

         Subject to the provisions of our articles of incorporation and the Certificate of Designation governing the terms of our Series B Preferred Stock, our board of directors has the authority to issue up to 20,000 shares of Series B Preferred Stock, of which 11,339 shares have been issued, 2,255 of which are outstanding as of November 30, 2004.

Ranking. Our Series B Preferred Stock ranks senior to our common stock as to dividend rights or rights upon our liquidation, winding-up or dissolution.

Dividends. Each share of Series B Preferred Stock is entitled to receive, when and as declared by the Board of Directors, in preference to the holders of our common stock and any other series of our capital stock ranking junior to the Series B Preferred Stock, dividends at a rate of 7% per annum of the Liquidation Preference (as defined below) per share calculated on the basis of a 365-day year, payable on each June 30 and December 31, beginning June 30, 2003. We have the option to pay such dividends in either cash, shares of common stock or additional shares of Series B Preferred Stock.

Liquidation Preference. In the event of any liquidation or winding up of Gasco, the holders of the outstanding shares of Series B Preferred Stock will be entitled to receive, in preference to the common stock and any other series of our capital stock ranking junior to the Series B Preferred Stock, an amount per share equal to $440.00 per share of the Series B Preferred Stock (the "Liquidation Preference"), plus any accrued and unpaid dividends. After payment of the Series B Preferred Stock liquidation preference, the remainder of our assets will be distributed to the holders of the common stock and any other junior stock.

Conversion. The holders of shares of Series B Preferred Stock have the right to convert each share of Series B Preferred Stock into a number of shares of common stock equal to the Liquidation Preference divided by the Conversion Price. The Conversion Price is currently equal to $0.70 and is subject to adjustment upon the occurrence of certain corporate events.

In the event a majority of the Board of Directors and the holders of at least 65% of the outstanding shares of Series B Preferred Stock, acting as a class, shall vote to convert all of the shares of Series B Preferred Stock into shares of common stock, all outstanding shares of Series B Preferred Stock shall be converted, without further act of Gasco or its stockholders, into shares of common stock at the Conversion Price.

Optional Redemption. We do not have the right to cause the redemption of the Series B Preferred Stock prior to February 10, 2006. On and after February 10,

2006, we have the right to redeem the outstanding shares of Series B Preferred Stock, in whole or in part, at a price equal to 105% of the Liquidation Preference, (the "Redemption Price") plus accrued and unpaid dividends.

Voting Rights. Each share of Series B Preferred Stock is entitled to vote together with the shares of common stock and carries a number of votes equal to the fraction, the numerator of which shall equal $440 and the denominator of which shall equal the Conversion Price. In addition, the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, is required to approve (i) any amendments to the Certificate of Designation governing the Series B Preferred Stock or (ii) a merger of Gasco, other than a Qualified Merger, as such term is defined in the Certificate of Designation. Generally, a Qualified Merger means a merger with a public company or a merger where Gasco is a surviving company and the fair market value of each share of common stock following the merger is at least 150% of the Conversion Price.

Series B Director. The holders of shares of Series B Preferred Stock are entitled to elect annually one director to our Board of Directors. In addition to the voting rights afforded the holders of the Series B Preferred Stock, we may not without the consent of the Series B Director (i) authorize or issue any stock that ranks senior to or in parity with the Series B Preferred Stock, or
(ii) make certain restricted payments.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

         Our articles of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Written Consent of Stockholders
         Our bylaws provide that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of 100% of the outstanding voting power.

Special Meetings of Stockholders

         Subject to the rights of the holders of any series of preferred stock, our by-laws provide that special meetings of the stockholders may be called by the board of directors by the resolution of a majority of our board of directors or at the written demand of 60% of the shares outstanding and entitled to vote by our President or by one of our Vice Presidents.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

         Our bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

     o for an election to be held at the annual meeting of stockholders, not later than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; and

     o for an election to be held at a special meeting of stockholders, not later than the later of (1) 90 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

         Notice of a stockholder's intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.

         These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Amendment of the Bylaws

         Our board of directors may amend or repeal the bylaws and adopt new bylaws. The holders of common stock may amend or repeal the bylaws and adopt new bylaws by a majority vote.

Nevada Takeover Statute

         Under the terms of our articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Nevada anti-takeover law, third parties could pursue a takeover transaction that was not approved by our board of directors.

Transfer Agent and Registrar


         The transfer agent and registrar for our common stock is ComputerShare Investor Services, and its telephone number is (303) 262-0600.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following discussion summarizes the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes and common stock into which the notes may be converted by an initial beneficial owner of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations.

         In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as:

     o    financial institutions,

     o    insurance companies,

     o    regulated investment companies,

     o    tax-exempt organizations,

     o    dealers in securities or currencies,

     o    certain persons whose functional currency is not the U.S. dollar,

     o    U.S. expatriates, or

     o persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction.

         This discussion is limited to holders who purchase the notes for cash and who hold the notes as capital assets (within the meaning of section 1221 of the Code). If a partnership (or entity treated as a partnership for the U.S. federal income tax purposes) holds notes or common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership (or entity treated as a partnership for the U.S. federal income tax purposes) acquiring the notes or common stock, you should consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes or common stock. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

         INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

CONSEQUENCES TO U.S. HOLDERS

     You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note or common stock and you are for U.S. federal income tax purposes:

     o    an individual who is a U.S. citizen or U.S. resident alien;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

     o an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     o a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the notes

         You will generally be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for federal income tax purposes.

         In certain circumstances (see "Description of the Notes -- Change of control permits purchase of notes at the option of the holder" and "Description of the Notes -- Registration rights"), we may be obligated to pay amounts on the notes in excess of stated interest or principal on the notes. We intend to take the position that the possibility that such additional amounts will be paid does not affect the timing or amount of interest income that you will recognize or the character of the income you may recognize on a taxable disposition of a note. However, additional income will be recognized if any such additional payment is made. Our determination with respect to these contingencies is binding on you unless you disclose your contrary position in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to accrue additional income on your notes and to treat any gain you recognize on the taxable disposition of a note as ordinary income, rather than capital gain,.

Market Discount

         If you purchase a note for an amount that is less than its principal amount, subject to a de minimis exception, you will be treated as having purchased the note at a "market discount." In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, you may elect (with respect to the note and all your other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

Amortizable Bond Premium

         If you purchase a note for an amount in excess of its principal amount, you will be treated as having purchased the note with "amortizable bond premium" equal in amount to such excess. You may elect (with respect to the note and all your other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on the disposition of the note.

Disposition of the notes

         You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other disposition of a note (other than a conversion into common stock). This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest or accrued market discount which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest or accrued market discount in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note increased by the amount of any market discount previously included in income and reduced by any amortized bond premium on the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15%, subject to adjustment in future taxable years. The deductibility of capital losses may be subject to limitation.

Conversion of the notes into common stock

         You generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock and common stock received with respect to accrued interest. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share will equal the difference between the amount of cash received and the amount of the adjusted tax basis allocable to the fractional share. The fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest. See "Consequences to U.S. holders--Interest on the notes." If you purchased a note with market discount, any accrued market discount not previously included in your income will be carried over to the stock received on conversion, so that any gain recognized by you upon the disposition of the stock will be treated as ordinary income to the extent of such market discount. See "Consequences to U.S. holders--Market Discount." The adjusted tax basis of shares of common stock you receive on conversion will equal the adjusted tax basis of the note converted (reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock exchanged for cash, and increased by the amount of income recognized with respect to accrued interest). The holding period of the common stock you receive on conversion will generally include the period during which the converted notes were held prior to conversion, except that the holding period of any stock received with respect to accrued interest will commence on the day after conversion.

Dividends

         If, after you convert a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend taxable to you to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you generally will be entitled to claim a deduction equal to a portion of any dividends received, subject to certain limitations and conditions. Under recent legislation, dividends are generally taxed to non-corporate U.S. holders at a maximum rate of 15%, subject to certain liabilities and conditions. This preferential rate is scheduled to expire for taxable years beginning on or after January 1, 2009.

Consequences of conversion rate adjustments

         The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution if and to the extent that certain adjustments to the conversion rate increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege.

         For example, in the event that we are required to increase the conversion rate of the notes because we distribute cash dividends to holders of our common stock (see "Description of the notes--Conversion rate adjustments" for a description of such amounts), then you would be treated as currently receiving a constructive distribution, taxable as described above under "--Consequences to U.S. holders--Dividends," equal to the value, as of the date of the constructive distribution, of the additional common stock that you would be entitled to receive upon a conversion of the notes by virtue of the increase in the conversion rate. Moreover, if a full adjustment to the conversion ratio of the notes is not made to reflect a stock dividend or other event increasing the proportionate interests of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interests of the holders of the common stock generally will be treated as a distribution to such holders. Therefore, you may recognize income in the event of a deemed distribution even though you may not receive any cash or property. However, any deemed dividend distribution may not be eligible for the preferential U.S. federal income tax rates applicable to certain dividends paid to individual holders nor for the dividends received deduction applicable to certain dividends paid to corporate holders. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the proportionate interests of the holders of the notes, however, will generally not be considered to result in a constructive distribution. For example, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will generally not be a constructive distribution.

Disposition of common stock

         Subject to the market discount rules discussed above, you will generally recognize capital gain or loss on a sale or exchange of common stock. See "Consequences to U.S. Holders - Conversion of the notes into common stock." Your gain or loss will equal the difference between the proceeds you receive in the disposition and your adjusted tax basis in the stock. The gain or loss recognized will be long-term capital gain or loss if you held the stock for more than one year.

Information reporting and backup withholding

         Information reporting will apply to payments of interest and principal on notes, payments of dividends on common stock and proceeds of the sale or other disposition of notes or common stock held by you, and backup withholding (currently at a rate of 28%) may apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the Internal Revenue Service ("IRS.")

CONSEQUENCES TO NON-U.S. HOLDERS

     You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) and you are not a U.S. holder.

Interest on the notes

         If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if you properly certify as to your foreign status as described below, and:

     o you do not own, actually or constructively, 10% or more of our voting stock; and

     o    you are not a "controlled foreign corporation" that is related to us.

         The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

         If you cannot satisfy the requirements described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See "Consequences to non-U.S. holders--Income or gain effectively connected with a U.S. trade or business." Disposition of notes

         You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other disposition of a note unless:

     o the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States);

     o you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

     o we are, or were within the shorter of the five-year period preceding such disposition and the period the U.S. holder held the note, a "U.S. real property holding corporation" ("USRPHC"), subject to the discussion below .

         In general, we would be a USRPHC if interests in real estate comprised most of our assets. We believe that we are a USRPHC for U.S. federal income tax purposes. However, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder (i) who owns within the time period described above more that 5% of the notes if the notes are regularly traded on an established securities market, (ii) who owns notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not traded on a regular securities market, or (iii) who actually or constructively owns within the time period described above more than 5% of our common stock will be subject to United States tax on the disposition thereof.

         Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the United States tax consequences of the ownership and disposition of notes and common stock.

Conversion of the notes

         You generally will not recognize any income, gain or loss upon conversion of a note into common stock. Any gain recognized as a result of the receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Consequences to non-U.S. holders--Sale of common stock" below.

Dividends

         Dividends paid to you on common stock received on conversion of a note will generally be subject to 30% U.S. federal withholding tax unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payment of dividends are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See "Consequences to non-U.S. holders--Income or gain effectively connected with a U.S. trade or business."

Conversion rate adjustment

         The conversion rate of the notes is subject to adjustment in certain circumstances. Certain such adjustments could give rise to a constructive distribution to you. See "Consequences to U.S. holders--Consequences of conversion rate adjustments." In such case, the constructive distribution would be subject to the rules above regarding withholding of U.S. federal tax on dividends in respect of common stock. See "Consequences to non-U.S. holders--Dividends." It is possible that U.S. federal tax on the constructive distribution would be withheld from the interest or principal paid to you on the notes.

Sale of common stock

         You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless one of the exceptions described in "Consequences to non-U.S. holders--Disposition of notes" above is applicable to you.

Income or gain effectively connected with a U.S. trade or business

         The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes and common stock by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock or gain from the sale, exchange or other taxable disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by you, (and in the case of an applicable treaty, attributable to your permanent establishment in the United States) then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) also may be subject to a "branch profits tax" at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information reporting and backup withholding

         Payments to non-U.S. holders of interest on a note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

         U.S. backup withholding tax generally will not apply to payments to a non-U.S. holder if the statement described in "Consequences to non-U.S.
holders--Interest on the notes" is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

         Payment of the proceeds of a sale of a note or share of common stock effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note or share of common stock effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note or share of common stock effected outside the United States by such a broker if it:

     o    is a United States person;

     o derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     o is a controlled foreign corporation for U.S. federal income tax purposes; or

     o is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

         Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

         The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor is strongly encouraged to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock.

                             SELLING SECURITYHOLDERS

         The notes, and any shares of our common stock issued upon conversion of the notes, are being offered by the selling securityholders listed in the table below or referred to in a prospectus supplement. The common stock which may be issued directly by us upon conversion of notes which are purchased in a sale contemplated by this prospectus is not being offered by the selling securityholders. Only those shares of common stock issued upon conversion of the notes by the selling securityholders may be offered by the selling securityholders. We issued and sold the notes in a private placement to the initial purchasers, and the notes were simultaneously sold by the initial purchasers to the selling securityholders in transactions exempt from registration under the Securities Act.

         No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us.

         The selling securityholders may offer and sell, from time to time, any or all of the notes or common stock issued upon conversion of those notes.

         The following table, which we have prepared based on information provided to us by the applicable selling securityholder, sets forth the name, principal amount of notes, and number of shares of common stock beneficially owned by the selling securityholders intending to sell the notes or common stock and the principal amount of notes or shares of common stock to be offered. Unless set forth below, none of the selling securityholders selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.

Name                                Principal       Percentage of    Common Stock     Common Stock       Amount and
                                  mount of Notes                                                       Percentage of
                                   Beneficially                                        that May Be    Common Stock to
                                    Owned that          Notes         Owned Prior      Sold Hereby     be Owned After
                                 A May Be Sold       Outstanding     to Conversion       (1)(2)       Sale Hereby (3)
-------------------------------  ----------------- ---------------- ----------------  --------------  -----------------
Amaranth LLC (4)                    $  19,825,000            30.5%                -       4,956,250                  0
Saranac Capital Management,                                                                                  8,437,424
    L.P. (5)                           19,075,000            29.4%        8,437,424       4,768,750              10.7%
Tenor Opportunity Master Fund
    Ltd. (6)                            4,425,000             6.8%                -       1,106,250                  0
UBS O'Connor LLC f/b/o
    O'Connor Global
    Convertible Arbitrage
    Master Ltd. (7)                     3,000,000             4.6%                -         750,000                  0
UBS O'Connor LLC f/b/o
    O'Connor Global
    Convertible Bond Master
    Limited (7)                         2,000,000             3.1%                -         500,000                  0
UBS AG London Branch (8)                2,000,000             3.1%                -         500,000                  0
UBS AG London f/b/o HFS (8)             3,000,000             4.6%                -         750,000                  0
FrontPoint Convertible
    Arbitrage Fund, L.P. (9)            2,000,000             3.1%                -         500,000                  0
Kellogg Capital Group LLC               1,000,000             1.5%                -         250,000

Any other holder of notes or
    future transferee,
    pledgee, donee, or
    successor of any such
    holder (10)...............          8,675,000            13.3%                        2,168,750                  0
                                                                                                             8,437,424
    Totals....................         65,000,000             100%        8,437,424      16,250,000              10.7%

----------
(1) Assumes conversion of all of the holder's notes at a conversion price per share of $4.00. This conversion price, however, will be subject to adjustment as described under "Description of the Notes - Conversion Rights." As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)  Rounded up to the nearest whole number.

(3) Calculated based on 70,531,606 shares of common stock outstanding as of December 3, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes but we did not assume conversion of any other holder's notes. Following the sale of all of the notes offered by the selling securityholders, the selling securityholders will not own any notes.

(4) Amaranth Advisors L.L.C., the Trading Advisor for Amaranth LLC, exercises voting and dispositive power over the Registrable Securities. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(5) Saranac Capital Management, L.P. acts as discretionary investment advisor with respect to the following accounts that hold the debentures: Citigroup Alternative Investments Archer Investors Ltd., which holds debentures in a principal amount of $3,455,000; Citigroup Alternative Investments Archer Investors L.P., which holds debentures in a principal amount of $1,563,000; Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd., which holds debentures in a principal amount of $1,727,000; Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund, which holds debentures in a principal amount of $470,000; Citigroup Alternative Investments Market Neutral Arbitrage Fund L.P., which holds debentures in a principal amount of $363,000; Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio, which holds debentures in a principal amount of $7,898,000; Saranac Erisa Arbitrage LTD, which holds deventures in a principal amount of $2,270,000; Saranac Erisa Arbitrage LP, which holds debentures in a principal amount of $255,000; Saranac Erisa Arbitrage LTD, which holds debentures in a principal amount of $982,000; and Saranac Arbitrage LTC, which holds debentures in a principal amount of $92,000. Accordingly, Saranac Capital Management, L.P. may be deemed to be the beneficial owner of the debentures set forth in the table. No single individual has voting or investment power over the securities for any of these entities.

(6) Robin Shah and Alexander Robinson share investment and voting power with respect to these securities.

(7) The investment advisor, UBS O'Connor LLC, has the investment and voting power over the securities held by these entities and is a wholly owned subsidiary of UBS AG, which is a publicly traded company on the NYSE.

(8) Tom Kline and Charles Dietz, as directors of the selling shareholder, share investment and voting power with respect to these securities.

(9) FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

 (10)Information about other selling securityholders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holders of notes, or any future transferees, pledges, donees, or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

         We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information. We do not believe we have had in the past three years any material relationships with the selling securityholders listed in the above table and such selling securityholders have not advised us of any such material relationships.

         The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes or shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling securityholders may change over time.

         Because the selling securityholders may offer all or some of their notes or the shares of our common stock issuable upon conversion of the notes from time to time, we cannot estimate the amount of the notes or number of shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. Please refer to "Plan of Distribution."





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                              PLAN OF DISTRIBUTION

         The notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than any underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

         We will not receive any of the proceeds from the offering of notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. Such sale may be effected in transactions (which may involve block transactions)
(i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering by them hereby will be the purchase price of such notes or common stock less discounts and commissions, if any.

         The notes and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with the sales of the notes or our common stock or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the notes or our common stock in the course of hedging the positions they assume. The selling securityholder may also sell notes or our common stock short and deliver notes or our common stock to close out short positions, or loan or pledge notes or our common stock to broker-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the notes or our common stock issued upon conversion of the notes owned by it and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes or our common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate notes or shares of our common stock issuable upon conversion of the notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of the prospectus. The selling securityholder may sell short our common stock and may deliver this prospectus in connection with such short sales and use the shares of our common stock covered by the prospectus to cover such short sales. In addition, any notes or shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.

         At the time a particular offering of notes or shares of our common stock issuable upon conversion of the notes is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of notes or number of shares of our common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or


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agents,  if any,  and any  discounts,  commissions  or  concessions  allowed  or reallowed to be paid to brokers or dealers.

         Although the notes are eligible for trading in the PORTAL market, we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors -- Risks Relating to the Notes." Our outstanding common stock is listed for trading on the American Stock Exchange under the symbol "GSX."

         The notes were issued and sold on October 20, 2004 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). We have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us, the initial purchasers and each other selling securityholder against certain liabilities arising under the Securities Act.

         Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the notes or our common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the notes and our common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the notes and our common stock by the selling securityholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the notes and our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the notes and our common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and our common stock.


         There can be no assurances that the selling securityholders will sell any or all of the securities offered under this prospectus.





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                                  LEGAL MATTERS


         The validity of the notes and the validity of the common stock issuable upon the conversion of the notes hereby will be passed upon for us by Dill Dill Carr Stonbraker & Hutchings, P.C., Denver Colorado.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Gasco Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations"), and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

         The Acquisition Properties Statement of Revenues and Direct Operating Expenses for the year ended December 31, 2003 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K/A as filed with the SEC on April 14, 2004 have been audited by Deloitte &Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Website at www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington D.C. by calling the SEC at 1-800-SEC-0330.


         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 9 or Item 12 prior to August 23, 2004 or information furnished pursuant to Item 2.02 or Item
7.01 after August 23, 2004, on any Current Report on Form 8-K) until all of the securities described in this prospectus are sold:


         (a) Our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on March 26, 2004;


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

         (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;


         (c) Our Current Reports on Form 8-K/A filed with the SEC on April 14, 2004, October 14, 2004 and December 2, 2004 and Form 8-K filed with the SEC on January 21, 2004, February 12, 2004, March 17, 2004, March 29, 2004, April 14,
2004,  June 15,  2004,  August 4, 2004,  September  7, 2004,  September 9, 2004,
September 14, 2004, September 24, 2004, October 5, 2004, October 14, 2004 (three reports of the same date), October 15, 2004, October 20, 2004, November 8, 2004, November 23, 2004 and December 6, 2004 (two reports of the same date) and;


         (d) The description of our Common Stock contained in our Registration Statement on Form 8/A filed with the SEC on December 2, 2004


         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE STATEMENTS AND REPRESENTATIONS CONTAINED WITHIN THIS PROSPECTUS ARE TRUE AND CORRECT AS OF THE DATE INDICATED ON THE COVER PAGE. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THOSE REGISTERED SECURITIES TO WHICH THE PROSPECTUS RELATES. MOREOVER, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL




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                               Gasco Energy, Inc.



















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